701 N Green Valley Pkwy, Suite 200, Henderson, NV 89074 702-990-3387/ fax 702-990-3301

From The Desk Of:
Stanley L. Teeple, Secretary
stanteeple@msn.com

SCHEDULE 3.1(h)

TO

RESTRICTED EQUITY PURCHASE AGREEMENT

In October 2006, a subcontractor of Mid-East Oil Company (“Mid-East”), our operator under a Drilling and Operating Agreement filed Mechanic’s Liens against both Mid-East and us on certain oil and gas properties drilled by the subcontractor for claims aggregating $390,253, due to the failure of Mid-East to pay our obligations for the drilling costs because we have not paid Mid-East. The Company has engaged counsel to resolve these lien claims, which were still pending as of June 10, 2007. However, we expect to pay off our obligations to the subcontractor in the near future with the development of pending funding.